DENNIS H. JOHNSTON, A PROFESSIONAL LAW CORPORATION

 9422 Canfield Dr.
La Habra, CA 90631
Tel: (562) 694-5092
Fax: (562) 694-0412

August 17, 2006

Board of Directors
GeneThera, Inc.
3930 Youngfield
Wheat Ridge, Colorado 80033

Re: Registration Statement On Form SB-2

Gentlemen:

I have acted as counsel to GeneThera, Inc. (the “Company”) in connection with the filing on or about August 7, 2006 of its registration statement on Form SB-2 (the “Registration Statement”) under the Securities Act of 1933 (the “Act”) and the rules and regulations promulgated thereunder (the “Rules and Regulations”). The Registration Statement relates to Ten Million Six Hundred Twenty Five Thousand (10,625,000) shares of the common stock, par value $0.001 per share, of the Company (the “Company Stock”), which may be offered and sold by certain selling security holders through a Registration Statement on Form SB-2 (“Registration Statement”) as to which this opinion is a part, to be filed with the Securities and Exchange Commission (the “Commission”).

In connection with rendering my opinion as set forth below, I have reviewed and examined originals or copies identified to my satisfaction of the following:

1)	Articles of Incorporation, and amendments thereto, of the Company as filed with the Secretary of State of the state of Florida;
2)	Corporate minutes containing the written deliberations and resolutions of the Board of Directors and shareholders of the Company;
3)	The Registration Statement and the Preliminary Prospectus contained within the Registration Statement; and
4)	The other exhibits of the Registration Statement.

I have examined such other documents and records, instruments and certificates of public officials, officers and representatives of the Company, and have made such other investigations as I have deemed necessary or appropriate under the circumstances.

Based upon the foregoing, and subject to the qualifications set forth below, I am of the opinion that the Shares, if issued and sold as described in the Registration Statement (provided that compensation as described therein is paid for the Shares): (i)
Board of Directors
GENETHERA, INC.
August 17, 2006
Page Two

will have been duly authorized, legally issued, fully paid and non-assessable, and (ii) when issued will be a valid and binding obligation of the corporation.

This opinion does not cover any matters related to any re-offer or re-sale of the Shares by the selling security holder as described in the Registration Statement.

My opinion is subject to the qualification that no opinion is expressed herein as to the application of the state securities or Blue-Sky laws.

This opinion is furnished by me as counsel to you and is solely for your benefit. Neither this opinion nor copies hereof may be relied upon by, delivered to, or quoted in whole or in part to any governmental agency or other person without my prior written consent.

I am a member in good standing of the bar of the State of California and the opinion set forth herein is limited to matters governed by the Federal laws of the United States of America. This opinion is being furnished to you solely for your benefit in connection with the filing of the Registration Statement pursuant to the Act and the Rules and Regulations and is not to be used, circulated, quoted, relied upon or otherwise referred to for any other purpose, without my prior written consent. I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this opinion under the caption “Legal Matters” therein.

Very truly yours,

Dennis H. Johnston, Esq. A Professional Law Corporation